Exhibit 99.1

California Pizza Kitchen Reports Preliminary First Quarter 2008 Results; Comparable Restaurant Sales Increase 0.4%; Increases First Quarter Earnings Guidance to $0.07-$0.08 Per Diluted Share

LOS ANGELES--(BUSINESS WIRE)--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that revenues increased 10.2% to $164.7 million for the first quarter ended March 30, 2008 versus $149.4 million in the first quarter of 2007. Comparable restaurant sales increased approximately 0.4% compared to 4.7% in the first quarter a year ago.

During its February 14, 2008 fourth quarter conference call, the company forecasted a comparable sales range of negative 1.0% to 0.0% and first quarter earnings in the range of $0.04-$0.06 per diluted share. Based on first quarter revenues, comparable sales and operating efficiencies, the Company now expects earnings of $0.07-$0.08 per diluted share.

During the first quarter, the Company added five full service restaurants in Anaheim, California; Boca Raton, Florida; Philadelphia, Pennsylvania; Tukwila, Washington and Marietta, Georgia. In addition, the Company's international franchise partner Grupo Calpik, S.A. de C.V added one full service restaurant in the Santa Fe area of Mexico City, Mexico.

The Company intends to release its first quarter earnings on May 8, 2008 at approximately 4:00 pm ET with a conference call to follow on the same day at approximately 4:30 pm ET. A webcast of the conference call can be accessed at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.90. As of April 8, 2008 the company operates, licenses or franchises 237 locations, of which 198 are company-owned and 39 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate" and similar words.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
California Pizza Kitchen, Inc.
Media: Sarah Grover
Investors: Sue Collyns
310-342-5000